For Immediate Release
October 21, 1999
Listed: TSE, ME, NYSE                                               Symbol: POT

                     Potash Corporation of Saskatchewan Inc.
                         Announces Third Quarter Results

Saskatoon, Saskatchewan - Potash Corporation of Saskatchewan Inc. (PCS) earned net income of $14.5 million in third-quarter 1999, or $0.27 per share, before one-time corporate charges of $585.6 million ($538.8 million after taxes). Including all one-time charges, the net loss for the third quarter was $(524.2) million, or $(9.66) per share. This compares to $54.7 million, or $1.01 per share, in the third quarter of 1998. Net sales revenue was $453.6 million in this year's third quarter, compared to $521.4 million in the same quarter of 1998.

The one-time charges were driven 97 percent by the nitrogen business, with $50.3 million related to the permanent plant closures announced in August and $518.0 million related to the carrying value of the nitrogen assets, of which 85 percent was goodwill.

"Nitrogen, the last nutrient we acquired, is not performing well. The acquisition came at an inopportune time but we are working on improving its results," said William Doyle, President and CEO. "Our decision to shut down a couple of the highest-cost operations will help drive down our cost profile as we continue to explore ways to strengthen this and all of our businesses."

Cash generated from operations during the third quarter of 1999 was $56.7 million, or $1.04 per share. On a year-to-date basis, cash provided by operating activities totalled $327.2 million, or $6.03 per share.

On a consolidated basis, gross margin was $66.3 million in the third quarter of 1999. Of that, $64.5 million came from potash and $25.1 million from phosphate, while the persisting price weakness in nitrogen resulted in a negative gross margin of $23.3 million. Strong offshore potash volumes were the highlight of the quarter while DAP prices deteriorated and nitrogen remained weak.

Operations
PCS produced 1.069 million tonnes of potash during the quarter, 15 percent less than in the same quarter of 1998 with 14 more shutdown weeks. More of the total potash tonnes sold came from New Brunswick, which had the effect of lowering provincial resource taxes, increasing cost of goods sold on a per-tonne basis and improving average offshore prices.

In spite of a good sales quarter to offshore customers, lower domestic volumes resulted in total potash sales volumes of 1.449 million tonnes, 5 percent less than the 1.519 million tonnes sold in third-quarter 1998. PCS sold 0.669 million tonnes into the domestic market during the quarter compared to 0.780 million tonnes last year, as low grain prices continue to dampen fertilizer sales prospects there. Offshore, third-quarter volumes were up 6 percent; sales to Brazil improved after a slow start, and sales to India, Indonesia and Korea were up over last year.

Potash prices for the third quarter averaged 2 percent lower than last year. Offshore prices were flat quarter-over-quarter, and up 5 percent over the trailing quarter due to product mix. Domestic prices were down 6 percent from third-quarter 1998 and 9 percent from the trailing quarter, reflecting market pressures.

In phosphate, PCS produced 0.481 million tonnes of P2O5 during the third quarter, 18 percent less than last year. Sulphur and ammonia costs were down from both the trailing quarter and third-quarter 1998. However, hurricanes caused disruptions in rail service and decreased production volumes, which resulted in slightly higher costs on a per-unit basis than the third quarter last year.

Third-quarter phosphate sales conditions mirrored those of potash. Offshore sales were up 8 percent, whereas continued weak demand domestically resulted in a 26-percent decline. In total, phosphate sales volumes were 0.987 million tonnes, 14 percent below the 1.142 million tonnes sold in the third quarter last year. North American sales volumes, 63 percent of the total in third-quarter 1998, were reduced to 54 percent this year.

While most phosphate prices were down, the largest contributor to decreased phosphate gross margin was the solid fertilizer DAP, which had 12 percent lower prices quarter-over-quarter. In spite of expectations that world DAP trade and US export volumes may reach record levels in 1999, prices continue to slide. Liquid prices, which tend to track DAP in a less volatile way, were also affected and were 4 percent lower than in last year's third quarter.

Animal feed supplements also performed better offshore than domestically during the third quarter, but for different reasons. Domestic volumes and prices were down due to increased competition in the industry generally. This decrease was somewhat countered by higher volumes and prices in offshore markets where Asian demand continues to strengthen after the currency crisis there and Latin American demand is growing. Overall, volumes were down 4 percent and prices 2 percent.

Prices for industrial phosphate products during the quarter were flat compared to third-quarter 1998 while volumes were lower due to increased US imports.

In response to tough market conditions in nitrogen, PCS produced 17 percent fewer ammonia tonnes during the third quarter by ceasing operations at two facilities and reducing production at others. Natural gas costs were 4 percent lower than in last year's third quarter. The lower natural gas costs were offset by higher costs due to plant shutdowns and reduced production, which resulted in per-unit manufactured costs being flat on a quarter-over-quarter basis.

When comparing third-quarter 1999 to the same quarter last year, nitrogen prices were down 21 percent while volumes were up 15 percent, primarily due to increased industrial sales. The Company increased its industrial volumes by 13 percent, bringing industrial sales to 60 percent of total quarterly nitrogen volumes. On a year-to-date basis, sales to industrial customers represented 47 percent of total nitrogen sales as compared to 44 percent last year.

Ammonia sales volumes were up 13 percent due to increased industrial demand and strong US DAP exports. Urea proved to be a competitive source of nitrogen for fertilizer customers, and on the industrial side, the strong economy and growth in both the lawn and garden and resin businesses led to higher urea volumes. Overall, urea sales volumes were up 28 percent over the same quarter last year. Nitrogen solutions sales volumes are historically weak in the third quarter and, while they were higher than in third-quarter 1998, they were down 22 percent on a year-to-date basis.

Financial

The continued weakness in nitrogen markets dictated a review of the Company's nitrogen assets. As a result, it recorded a provision for asset impairment of $518.0 million, of which $438.5 million related to goodwill and $79.5 million to property, plant and equipment.

In addition, PCS recorded a provision for asset impairment for the Florida Favorite Fertilizer operations in the amount of $7.1 million, of which $5.9 million related to property, plant and equipment and $1.2 million to intangibles.

These writedowns will result in a reduction of amortization expense of approximately $11.7 million and depreciation expense of approximately $4.9 million on an annualized basis.

The cost of the Company's decision to permanently close some of its facilities during the quarter resulted in charges of $55.4 million, of which $34.4 million related to the asset writedowns and $21.0 million was for one-time shutdown costs. In addition to these items, there was a post-retirement charge of $6.0 million and income of $0.9 million relating to environmental accruals.

At September 30, 1999, the Company's debt-to-capital ratio was 29.3 percent compared to 23.5 percent at June 30. The increase was due to a reduction in shareholders' equity as a result of the writedowns taken in the quarter. Taking into account its operating leases, the ratio would increase to approximately 38 percent. In spite of this increase, PCS believes it can accommodate additional debt as corporate cash flows were not affected by the writedowns.

Outlook

In potash, continuing strong offshore sales are expected; Canpotex could be headed for a record year. Prices in the offshore market are expected to remain firm but Company results are expected to be affected by customer and product mix. At the end of the third quarter, industry potash inventories were tracking the five-year average. To help maintain these improved levels, PCS is planning more shutdowns than in last year's fourth quarter, which will affect costs. The success of an announced fourth-quarter domestic price increase remains uncertain.

Nitrogen pricing has been helped by North American rationalization but further rationalization is required to gain significant pricing momentum going forward. Recent increases in the price of natural gas could stimulate further plant shutdowns. For the fourth quarter, the Company remains over 90 percent hedged for natural gas in the US. It is currently in discussions for renewal of its gas contracts for the 01 and 02 ammonia plants in Trinidad.

US producers ended the third quarter with nitrogen inventories in better shape. Ammonia and urea inventories were lower than the five-year average and nitrogen solutions was on the five-year average but considerably lower than it has been all year. Based on these supply/demand dynamics, the fourth-quarter fill for nitrogen products is anticipated to be similar to last year's.

Phosphate, primarily DAP, continues to be the nutrient with the most uncertainty. At the end of the third quarter, DAP inventories of US producers were 35 percent above the previous five-year average. This inventory overhang and the market psychology of new supply coming on stream have put prices under pressure. Short of any major industry announcement, DAP prices are expected to decline further. The PCS production diversity is an advantage as the prices for its other products are expected to be flat or down only slightly.

Volumes are expected to be stable in the non-fertilizer phosphate products. Dealers' reluctance to over-buy in advance of spring season suggests a lower fertilizer fill for both liquids and solids in this year's fourth quarter, compared to fourth-quarter 1998.

Conclusion

Current business conditions are expected to continue throughout fourth-quarter 1999 which will keep earnings under pressure. The Company believes fourth-quarter results will be in the range of one-fifth of fourth-quarter 1998 earnings.

"In all three nutrients, our domestic exposure hurt us this quarter and reduced our earnings," Doyle concluded. "We will need sound inventory management and some recovery in North American consumption to improve basic industry fundamentals. We see next spring as the first good prospect for increased consumption. While the short-term outlook may be challenging for our industry, we remain positive about the long-term prospects for our Company as we continue to leverage our unique strengths for the benefit of our shareholders."

Potash Corporation of Saskatchewan Inc. is the world's largest potash company by capacity, the third largest phosphate producer and the second largest nitrogen producer. It pulls product from eight potash mines in Saskatchewan, New Brunswick and Utah. Its phosphate facilities are located in Florida, North Carolina and Louisiana and it has nitrogen facilities in four states plus large-scale operations in Trinidad.

This release contains forward-looking statements, which involve risks and uncertainties, including those referred to in the Company's annual report to shareholders for 1998. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, fluctuation in supply and demand in fertilizer, sulphur and petrochemical markets; changes in competitive pressures, including pricing pressures; potential higher actual costs incurred in connection with restructuring charges as compared to costs estimated for the purposes of calculating such charges; uncertainty and variations in future undiscounted net cash flows from use together with residual values estimated for purposes of calculating restructuring charges; changes in capital markets; changes in currency and exchange rates; unexpected geological or environmental conditions; and government policy changes.


For further information please contact:
Betty-Ann Heggie
Senior Vice President, Corporate Relations
(306) 933-8521
Web site: www.potashcorp.com

                     Potash Corporation of Saskatchewan Inc.
                  Consolidated Statements of Financial Position

                                                                                (in thousands of US dollars)
                                                                         September 30,             December 31,
                                                                              1999                     1998
                                                                         (unaudited)

   Assets
     Current Assets
       Cash and cash equivalents                                 $     23,265                 $      67,971
       Accounts receivable                                            252,920                       302,974
       Inventories                                                    354,137                       364,397
       Prepaid expenses                                                37,232                        38,839
                                                                 ------------                 -------------
                                                                      667,554                       774,181

     Property, plant and equipment                                  2,867,741                     3,003,443
     Goodwill                                                         110,117                       559,621
     Other assets                                                     210,712                       197,012
                                                                 ------------                 -------------
                                                                 $  3,856,124                 $   4,534,257
                                                                 ============                 =============


   Liabilities
     Current Liabilities
       Short-term debt                                           $    379,074                 $      94,940
       Accounts payable and accrued charges                           359,649                       349,684
       Current portion of long-term debt                                  786                           386
                                                                      -------                       -------
                                                                      739,509                       445,010

     Long-term debt                                                   444,322                       933,294
     Deferred income tax liability                                    402,675                       417,853
     Accrued post-retirement /
          post-employment benefits                                    149,096                       131,179
     Accrued reclamation costs                                        110,998                       129,399
     Other non-current liabilities and deferred credits                17,051                        23,761
                                                                 ------------                 -------------
                                                                    1,863,651                     2,080,496

   Shareholders' Equity
     Share Capital                                                  1,229,142                     1,227,599
     Contributed Surplus                                              336,486                       336,486
     Retained Earnings                                                426,845                       889,676
                                                                 ------------                 -------------
                                                                    1,992,473                     2,453,761
                                                                 ------------                 -------------
                                                                 $  3,856,124                 $   4,534,257
                                                                 ============                 =============

                     Potash Corporation of Saskatchewan Inc.
             Consolidated Statements of Income and Retained Earnings

                                                                                     (in thousands of US dollars)
                                                                      Three Months Ended                    Nine Months Ended
                                                                        September 30                           September 30
                                                                     1999              1998              1999              1998
                                                                  (unaudited)       (unaudited)        (unaudited)       (unaudited)
  Net sales                                                  $     453,578       $   521,368         $  1,567,402      $ 1,765,622
  Cost of goods sold                                               387,235           381,180            1,238,299        1,288,130
                                                             -------------       -----------         ------------      -----------
  Gross Margin                                                      66,343           140,188              329,103          477,492
                                                             -------------       -----------         ------------      -----------
  Selling and administrative                                        32,034            28,247               89,848           86,547
  Provincial mining and other taxes                                 13,194            23,517               60,863           68,288
  Provision for Plant Closures (Note 5)                             55,403                 -               55,403                -
  Provision for Asset Impairment (Note 6)                          525,118                 -              525,118                -
  Other income                                                      (7,480)           (7,151)             (22,083)         (29,617)
                                                             -------------       -----------         ------------      -----------
                                                                   618,269            44,613              709,149          125,218
                                                             -------------       -----------         ------------      -----------
  Operating (Loss) Income                                         (551,926)           95,575             (380,046)         352,274
  Interest Expense                                                  12,954            15,831               40,110           52,940
                                                             -------------       -----------         ------------      -----------
  (Loss) Income Before Income Taxes                               (564,880)           79,744             (420,156)         299,334
  Income Taxes (Recovery)                                          (40,636)           25,040                2,781           92,504
                                                             -------------       -----------         ------------      -----------
  Net (Loss) Income                                          $    (524,244)      $    54,704             (422,937)         206,830
                                                             =============       ===========
  Retained Earnings, Beginning of Period                                                                  889,676          680,356
  Dividends                                                                                               (39,894)         (38,817)
                                                                                                     ------------      -----------
  Retained Earnings, End of Period                                                                   $    426,845      $   848,369
                                                                                                     ============      ===========
  Net (Loss) Income Per Share (Note 3)                       $       (9.66)      $      1.01         $      (7.79)     $      3.82
                                                             =============       ===========         ============      ===========

  Dividends Per Share                                        $        0.25       $      0.22         $       0.74      $      0.72
                                                             =============       ===========         ============      ===========

                     Potash Corporation of Saskatchewan Inc.
                      Consolidated Statements of Cash Flow

                                                                                  (in thousands of US dollars)
                                                                                       Nine Months Ended
                                                                                           September 30
                                                                                  1999                 1998
                                                                               -----------          -----------
                                                                               (unaudited)          (unaudited)

Operating Activities
Net (loss) income                                                     $    (422,937)                $  206,830
Items not affecting cash
   Depreciation and amortization                                            148,205                    145,810
   (Gain) loss on disposal of property, plant and equipment                     (84)                        45
   Provision for plant closures                                              28,953                          -
   Provision for asset impairment                                           525,118                          -
   Provision for deferred income tax                                        (12,251)                    74,708
   Provision for post-retirement  /
      post-employment benefits                                                8,068                      5,233
                                                                      -------------                 ----------
                                                                            275,072                    432,626

Changes in non-cash operating working capital
   Accounts receivable                                                       50,123                     66,255
   Inventories                                                               12,702                      5,219
   Prepaid expenses                                                           1,645                    (12,785)
   Accounts payable and accrued charges                                      (1,426)                   (24,111)
   Current income taxes                                                      11,839                        723
Accrued reclamation costs                                                   (20,200)                    (5,737)
Other non-current liabilities and deferred credits                           (2,592)                    (1,291)
                                                                      -------------                 ----------
Cash provided by operating activities                                       327,163                    460,899
                                                                      -------------                 ----------
Investing Activities
Additions to property, plant and equipment                                  (65,751)                   (89,959)
Acquisition of Minera Yolanda S.C.M. (Note 4)                               (36,943)                         -
Proceeds from disposal of property, plant and equipment                       1,131                      1,312
Additions to other assets                                                   (26,762)                    (3,014)
                                                                      -------------                 ----------
Cash used in investing activities                                          (128,325)                   (91,661)
                                                                      -------------                 ----------
Cash before financing activities                                            198,838                    369,238
                                                                      -------------                 ----------
Financing Activities
Repayment of long-term obligations                                         (489,327)                  (325,739)
Proceeds from short-term debt                                               284,134                      5,982
Dividends                                                                   (39,894)                   (38,817)
Issuance of shares                                                            1,543                     16,262
                                                                      -------------                 ----------
Cash used in financing activities                                          (243,544)                  (342,312)
                                                                      -------------                 ----------
(Decrease) Increase in Cash and Cash Equivalents                            (44,706)                    26,926
Cash and Cash Equivalents,
   Beginning of Period                                                       67,971                      8,726
                                                                      -------------                 ----------

Cash and Cash Equivalents, End of Period                              $      23,265                 $   35,652
                                                                      =============                 ==========

Supplemental cash flow disclosure
    Interest paid                                                     $      38,584                 $   46,221
    Income taxes paid                                                 $       5,361                 $   17,358
                                                                      -------------                 ----------

                 Potash Corporation of Saskatchewan Inc.
              Notes to the Consolidated Financial Statements
                       (in thousands of US dollars)
                               (unaudited)

1.   Significant Accounting Policies

     The Company's accounting policies are in accordance with accounting principles generally accepted in Canada.

     The consolidated financial statements include the accounts of Potash Corporation of Saskatchewan Inc. and its subsidiaries.

2.   Change in Accounting Policy

     The Company has adopted the provisions of Section 1540 of the Canadian Institute of Chartered Accountants Handbook "Cash Flow Statements". Under this accounting policy, cash flows are classified as either operating, investing, or financing activities. Major classes of gross cash receipts and gross cash payments arising from investing and financing activities are separately disclosed. Investing and financing transactions that do not require the use of cash or cash equivalents are excluded from the cash flow statement and disclosed supplementally. The effect of this change on the current and prior period cash flow statement is not significant.

3.   Net (Loss) Income per Share (Earnings per Share)

     Year-to-date (loss) earnings per share is calculated on the weighted average shares issued and outstanding for the nine months ended September 30, 1999 of 54,259,000 (1998 - 54,155,000). Third-quarter (loss) earnings per share is calculated on the weighted average shares issued and outstanding for the three months ended September 30, 1999 of 54,269,000 (1998 - 54,235,000).

4.  Acquisition of Minera Yolanda S.C.M.

     On July 1, 1999, the Company acquired all of the outstanding shares of Minera Yolanda S.C.M. for cash of $37,000 (which was funded from operations). Minera Yolanda S.C.M. is a Chilean sodium nitrate and potassium nitrate producer which holds mining concessions on certain sodium nitrate reserves in the Atacama desert in northern Chile. Subsequent to the acquisition, the name Minera Yolanda S.C.M. was changed to PCS Yumbes S.C.M. ("PCS Yumbes").

     The acquisition has been accounted for by the purchase method of accounting and, accordingly, the results of operations of PCS Yumbes have been included in the consolidated financial statements from July 1, 1999.

     Net assets acquired were:

      Working capital                                    $    282
      Property, plant and equipment and other assets       31,990
      Deferred tax asset                                    6,370
                                                         --------
                                                           38,642
      Long-term liabilities                                 1,642
                                                         --------
      Net assets acquired                                  37,000
      Less: cash acquired                                      57
                                                         --------
      Net cash acquisition cost                          $ 36,943
                                                         ========

     Due to the fact that PCS Yumbes was not in full commercial production prior to the acquisition, no pro forma information is being provided.

5.  Provision for Plant Closures

     In the third quarter of 1999, the Board of Directors of the Company approved a plan to close nitrogen plants at Clinton, Iowa and LaPlatte, Nebraska; a phosphate feed plant at Saltville, Virginia and a phosphate terminal at Jacksonville, Florida. The Clinton and LaPlatte closures result from these plants being high-cost producers due to their size and technology employed. Due to the high production costs these plants are unprofitable at both current and projected future prices. The closure of the Saltville plant is primarily due to higher transportation costs for raw materials and waste products which make this plant a high-cost production facility. The terminal at Jacksonville is being closed as the Company intends to solely utilize the more efficient terminal at Morehead City.

     The plants at Clinton and LaPlatte were indefinitely shutdown effective August 12, 1999. The decision to permanently close both facilities was made and announced on August 31, 1999. Dismantling of these plants will commence once the on-site inventory has been sold which is expected to be by year end. The dismantling procedures include decommissioning the ammonia storage, mothballing certain plant facilities and demolition of certain plant facilities. It is expected that the dismantling process will be completed at both plants by the end of 2000. Environmental procedures have commenced but cannot be completed until the dismantling of the plants is complete. The environmental remediation includes ground water monitoring, asbestos removal and remediation of ponds. Subsequent to the dismantling and environmental remediation the Company will attempt to sell the plant sites. Annual expenditures for site security and other maintenance costs will approximate $400 until such time that the sites are disposed of. The number of employees terminated as a result of these closures will be 155 hourly and 75 salaried, of which 91 have left the Company as of September 30, 1999. The majority of the remaining employees are expected to leave the Company during the last quarter of 1999. Eligible hourly employees will receive severance of two hundred dollars per year of service up to a maximum of 30 years of service and the salaried employees will receive severance based on number of years of service. From January 1, 1999 to the date of closure, these plants incurred operating losses of approximately $12,000 (including depreciation and amortization of approximately $3,000).

     The phosphate feed plant at Saltville was closed effective September 1, 1999. This property may be sold or may be turned over to the municipal authorities. Annual expenditures for plant security and other maintenance costs until such time will approximate $154. The number of employees terminated as a result of this closure will be 49, of which 28 have left the Company as of September 30, 1999. Four employees will transfer to other facilities on January 1, 2000 and the remaining employees are expected to leave the Company during the last quarter of 1999. The employees are entitled to severance based on number of years of service. The severance payments will range from one to seven months' salary. From January 1, 1999 to the date of closure, this plant incurred operating losses of approximately $6,000 (including depreciation and amortization of approximately $400).

     The phosphate terminal at Jacksonville was closed effective August 15, 1999. Dismantling of the terminal and environmental remediation procedures have commenced and are expected to be completed by year end. The number of employees terminated as a result of this closure will be nine, of which five will transfer to other facilities by the end of the year. The remaining employees are expected to leave during the last quarter of 1999. From January 1, 1999 to the date of closure, this terminal incurred operating losses of approximately $2,000 (including depreciation and amortization of approximately $800).

     The decision to close these facilities triggered an assessment of the fair value of these assets, with fair value being determined based on estimated sales proceeds less costs to sell.

5.   Provision for Plant Closures (continued)

      Charges associated with these closures are as follows:

                                                                                                   Reserve         Balance
                                                                  Provision       Amount Paid      Utilized      September 30
                                                                  ---------       -----------      --------      ------------
      Severance                                                   $ 5,764            $ 638            $ -         $ 5,126
      Decommissioning                                               2,902              529              -           2,373
      Environmental remediation                                     2,000               15              -           1,985
      Contractual commitments                                      10,337              442              -           9,895
      Non-cash parts inventory write-down                           5,447                -            254           5,193
      Non-cash write-down of property, plant and equipment         28,953                -              -          28,953
                                                                 --------          -------          -----        --------
                                                                 $ 55,403          $ 1,624          $ 254        $ 53,525
                                                                 ========          =======          =====        ========

     Of the $55,403 provision, $50,253 pertains to the nitrogen business segment and $5,150 pertains to the phosphate business segment.

     After the writedown of the assets, the carrying amount of the remaining assets affected by the closures is $8,690.

     These closures will require cash expenditures of approximately $21,003, all of which is expected to be funded from operations.

6.    Provision for Asset Impairment

     Due to the operating losses primarily caused by reduced product prices and increased gas costs, the Company assessed the recoverability of the tangible and intangible assets related to the nitrogen operations. The Company projected the undiscounted future net cash flows from use together with the residual value of these assets and determined that in certain cases they were less than the carrying amount. Third party forecasts of future nitrogen prices indicate that nitrogen prices will not reach the levels experienced in 1997 when the nitrogen operations were purchased. This results in a permanent impairment in the value of certain nitrogen assets. Accordingly, the Company recorded a provision for asset impairment of $518,001, of which $438,498 relates to goodwill, and $79,503 of which relates to property, plant and equipment at the Memphis, Tennessee plant. The provision for asset impairment for the nitrogen operations was calculated as the difference between the carrying amount and the undiscounted future net cash flows from use together with residual values. Estimates of such undiscounted future net cash flows from use together with residual values are subject to significant uncertainties and assumptions. Accordingly, actual results could vary significantly from such estimates.

     Due to a history of operating losses and a projection of continuing operating losses, the Company assessed the recoverability of the tangible and intangible assets related to the Florida Favorite Fertilizer (FFF) operations. The Company estimated the undiscounted future net cash flows from use together with the residual value of these assets and determined that in certain cases they were less than the carrying amount. Accordingly, the Company recorded a provision for asset impairment of $7,117, of which $5,875 relates to property, plant and equipment primarily at the Lakeland, Florida and Moultrie, Georgia locations and $1,242 relates to intangibles. The provision for asset impairment for the FFF operations was calculated as the difference between third party sales offers and the carrying amount of the various properties. The above relates to the phosphate segment.

     These writedowns will result in a reduction of amortization expense of approximately $11,700 and a reduction of depreciation expense of approximately $4,900 on an annualized basis.

7.  Comparative Figures

     Certain of the prior period's figures have been reclassified to conform with the current period's presentation.

8. Segmented Information

     The Company has three reportable business segments: potash, phosphate and nitrogen. These business segments are differentiated by the chemical nutrient contained in the product that each produces with the exception of phosphate products produced at Geismar, which are included in the nitrogen business segment.

                                                                                Business Segment
                                                                       Three Months Ended September 30, 1999
                                                                                    (unaudited)
                                             Potash            Phosphate          Nitrogen         All Others         Consolidated
                                             ------            ---------          --------         ----------         ------------
Net Sales                                   $ 128,145          $ 178,525         $ 146,908              $ -           $ 453,578
Inter-segment sales                             1,005                181            10,255                -                   -
Gross Margin                                   64,556             24,005           (22,218)               -              66,343
Provision for plant closures                        -             (5,150)          (50,253)               -             (55,403)
Provision for asset impairment                      -             (7,117)         (518,001)               -            (525,118)
Operating Income (Loss)                        50,474             10,799          (597,374)         (15,825)           (551,926)


                                                                       Three Months Ended September 30, 1998
                                                                                    (unaudited)
                                             Potash            Phosphate          Nitrogen         All Others         Consolidated
                                             ------            ---------          --------         ----------         ------------
Net Sales                                   $ 136,850          $ 220,269         $ 164,249              $ -           $ 521,368
Inter-segment sales                             2,302                103            15,821                -                   -
Gross Margin                                   79,510             45,140            15,538                -             140,188
Operating Income (Loss)                        55,013             42,189            10,349          (11,976)             95,575


                                                                         Nine Months Ended September 30, 1999
                                                                                     (unaudited)
                                             Potash            Phosphate          Nitrogen         All Others         Consolidated
                                             ------            ---------          --------         ----------         ------------

Net Sales                                   $ 448,051           $ 570,691         $ 548,660              $ -         $ 1,567,402
Inter-segment sales                             7,284               1,356            35,229                -                   -
Gross Margin                                  242,365             105,850           (19,112)               -             329,103
Provision for plant closures                        -              (5,150)          (50,253)               -             (55,403)
Provision for asset impairment                      -              (7,117)         (518,001)               -            (525,118)
Operating Income (Loss)                       178,892              91,834          (604,257)         (46,515)           (380,046)


                                                                          Nine Months Ended September 30, 1998
                                                                                    (unaudited)
                                             Potash            Phosphate          Nitrogen         All Others         Consolidated
                                             ------            ---------          --------         ----------         ------------

Net Sales                                   $ 441,738          $ 670,259         $ 653,625              $ -         $ 1,765,622
Inter-segment sales                             9,024              1,056            51,427                -                   -
Gross Margin                                  255,792            148,190            73,510                -             477,492
Operating Income (Loss)                       184,601            145,421            57,759          (35,507)            352,274

8. Segmented Information (continued)

     The following information has been prepared on a nutrient basis (the phosphate products produced at Geismar are included with phosphate data rather than nitrogen).

                                                                                    Nutrient Segment
                                                                           Three Months Ended September 30, 1999
                                                                                       (unaudited)
                                                               Potash           Phosphate     Nitrogen          Consolidated
                                                               ------           ---------     --------          ------------
Net Sales                                                    $ 128,145         $ 199,206     $ 126,227           $ 453,578
Gross Margin                                                    64,556            25,094       (23,307)             66,343



                                                                            Three Months Ended September 30, 1998
                                                                                      (unaudited)
                                                               Potash           Phosphate     Nitrogen          Consolidated
                                                               ------           ---------     --------          ------------
Net Sales                                                    $ 136,850         $ 244,982     $ 139,536           $ 521,368
Gross Margin                                                    79,510            48,132        12,546             140,188


                                                                              Nine Months Ended September 30, 1999
                                                                                      (unaudited)

                                                               Potash           Phosphate     Nitrogen          Consolidated
                                                               ------           ---------     --------          ------------
Net Sales                                                    $ 448,051         $ 637,496     $ 481,855         $ 1,567,402
Gross Margin                                                   242,365           114,481       (27,743)            329,103


                                                                              Nine Months Ended September 30, 1998
                                                                                      (unaudited)

                                                               Potash           Phosphate     Nitrogen          Consolidated
                                                               ------           ---------     --------          ------------
Net Sales                                                    $ 441,738         $ 741,698     $ 582,186         $ 1,765,622
Gross Margin                                                   255,792           161,081        60,619             477,492